Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Tuesday, October 15, 2013

COMMERCE BANCSHARES, INC. ANNOUNCES THIRD
QUARTER EARNINGS PER SHARE OF $.75

Commerce Bancshares, Inc. announced earnings of $.75 per share for the three months ended September 30, 2013 compared to $.72 per share in both the previous quarter and the third quarter of 2012. Net income for the third quarter amounted to $68.2 million, compared to $66.0 million in the same quarter last year and $65.8 million last quarter. For the quarter, the return on average assets totaled 1.26%, the return on average equity was 12.7% and the efficiency ratio was 59.7%.

For the nine months ended September 30, 2013, earnings per share totaled $2.14 compared to $2.18 in the first nine months of 2012. Net income amounted to $195.0 million for the first nine months of 2013 compared with $202.5 million for the same period last year. The return on average assets for the first nine months was 1.20% and the return on average equity was 12.0%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “This quarter we continued to see strong loan growth coupled with higher fee income and solid expense management. We also completed our merger with Summit Bancshares in Tulsa and look forward to new growth potential in Oklahoma. Compared to the previous quarter and excluding the effects of Summit, average loans increased $251 million, or 10% annualized. Nearly half of the growth this quarter came from business loan demand, while personal real estate and consumer loans grew by 14% and 11% annualized, respectively. Our corporate card business also reported solid results this quarter with revenues up 18% over the same period last year. Fees from trust, brokerage, and other cash management activities have all contributed to our growth in non-interest income of over 5% compared to the same quarter last year. Non-interest expense remains well controlled and has essentially remained flat all year.”

Further, Mr. Kemper noted, “Net loan charge-offs for the current quarter totaled $6.6 million, compared to $9.4 million in the previous quarter and $9.1 million last year. Fewer credit card loan charge-offs coupled with low loan losses and larger net loan recoveries on commercial loans helped to reduce these loss levels. During the current quarter, the provision for loan losses totaled $4.1 million, or $2.5 million less than net loan charge-offs. Our allowance for loan losses amounted to $163.5 million this quarter, representing 3.6 times our non-performing assets. Total non-performing assets decreased $7.7 million from the previous quarter to $44.8 million this quarter.”

Total assets at September 30, 2013 were $22.5 billion, total loans were $10.8 billion, and total deposits were $18.2 billion. During the quarter, the Company repurchased approximately 547,000 shares of its common stock at an average price per share of $43.70. Also, on September 1, 2013, the Company completed its acquisition of Summit Bancshares, Inc., Tulsa, Oklahoma, adding $207 million in loans and $232 million in deposits.
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Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	6/30/2013	9/30/2013	9/30/2012
Non-Accrual Loans	$39,092	$37,846	$55,201
Foreclosed Real Estate	$13,434	$6,961	$18,234
Total Non-Performing Assets	$52,526	$44,807	$73,435
Non-Performing Assets to Loans	.51%	.41%	.76%
Non-Performing Assets to Total Assets	.24%	.20%	.35%
Loans 90 Days & Over Past Due — Still Accruing	$12,509	$11,515	$12,232

This financial news release, including management's discussion of third quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30, 2013	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$159,458	$154,706	$153,811	$464,507	$478,653
Taxable equivalent net interest income	165,942	161,074	159,934	483,724	496,786
Non-interest income	102,676	106,311	100,922	308,864	296,321
Investment securities gains (losses), net	(1,568)	650	3,180	(3,083)	8,556
Provision for loan losses	7,379	4,146	5,581	14,810	18,961
Non-interest expense	156,966	156,312	153,391	468,315	460,192
Net income attributable to Commerce Bancshares, Inc.	65,805	68,224	66,006	195,046	202,538
Cash dividends	20,431	20,670	20,165	61,536	60,819
Net total loan charge-offs (recoveries)	9,379	6,646	9,082	23,810	28,461
Business	(87)	(654)	202	(791)	(3,288)
Real estate — construction and land	(744)	(1,635)	(102)	(2,911)	234
Real estate — business	1,253	58	(25)	1,207	3,309
Consumer credit card	6,935	6,028	6,277	19,011	18,380
Consumer	1,452	2,068	1,791	5,229	6,396
Revolving home equity	156	95	314	390	1,617
Real estate — personal	172	324	267	869	1,015
Overdraft	242	362	358	806	798
Per common share:
Net income — basic	$.72	$.75	$.71	$2.14	$2.18
Net income — diluted	$.72	$.75	$.72	$2.14	$2.18
Cash dividends	$.225	$.225	$.219	$.675	$.657
Diluted wtd. average shares o/s	90,159	90,452	91,552	90,352	92,195
RATIOS
Average loans to deposits (1)	56.68%	58.33%	56.89%	56.56%	55.89%
Return on total average assets	1.20%	1.26%	1.28%	1.20%	1.32%
Return on total average equity	12.07%	12.69%	11.57%	12.05%	12.13%
Non-interest income to revenue (2)	39.17%	40.73%	39.62%	39.94%	38.24%
Efficiency ratio (3)	59.73%	59.72%	59.99%	60.38%	59.14%
AT PERIOD END
Book value per share based on total equity	$23.23	$23.90	$25.08
Market value per share	$43.55	$43.81	$38.41
Allowance for loan losses as a percentage of loans	1.60%	1.51%	1.82%
Tier I leverage ratio	9.08%	9.43%	10.00%
Tangible common equity to assets ratio (4)	9.06%	9.10%	10.47%
Common shares outstanding	90,673,953	91,259,848	91,988,811
Shareholders of record	4,107	4,135	4,146
Number of bank/ATM locations	356	359	362
Full-time equivalent employees	4,720	4,728	4,707
OTHER QTD INFORMATION
High market value per share	$44.62	$47.52	$40.70
Low market value per share	$38.46	$42.04	$35.91

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)
The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2013	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Interest income	$167,255	$162,144	$163,194	$488,144	$507,784
Interest expense	7,797	7,438	9,383	23,637	29,131
Net interest income	159,458	154,706	153,811	464,507	478,653
Provision for loan losses	7,379	4,146	5,581	14,810	18,961
Net interest income after provision for loan losses	152,079	150,560	148,230	449,697	459,692
NON-INTEREST INCOME
Bank card transaction fees	40,700	43,891	39,488	123,141	112,655
Trust fees	25,734	25,318	23,681	76,221	70,328
Deposit account charges and other fees	19,602	20,197	19,873	58,511	59,184
Capital market fees	3,305	3,242	5,110	10,938	16,991
Consumer brokerage services	2,853	2,871	2,441	8,410	7,543
Loan fees and sales	1,314	1,553	1,358	4,340	4,625
Other	9,168	9,239	8,971	27,303	24,995
Total non-interest income	102,676	106,311	100,922	308,864	296,321
INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on securities	(293)	(588)	5,989	508	11,579
Noncredit-related losses (reversals) on securities not expected to be sold	(195)	258	(6,546)	(1,768)	(12,806)
Net impairment losses	(488)	(330)	(557)	(1,260)	(1,227)
Realized gains (losses) on sales and fair value adjustments	(1,080)	980	3,737	(1,823)	9,783
Investment securities gains (losses), net	(1,568)	650	3,180	(3,083)	8,556
NON-INTEREST EXPENSE
Salaries and employee benefits	89,569	91,405	89,292	271,855	266,346
Net occupancy	11,234	11,332	11,588	33,801	33,953
Equipment	4,680	4,465	4,976	13,828	15,164
Supplies and communication	5,797	5,449	5,400	16,835	16,680
Data processing and software	19,584	19,987	19,279	58,522	55,030
Marketing	4,048	3,848	4,100	11,255	12,391
Deposit insurance	2,790	2,796	2,608	8,353	7,746
Other	19,264	17,030	16,148	53,866	52,882
Total non-interest expense	156,966	156,312	153,391	468,315	460,192
Income before income taxes	96,221	101,209	98,941	287,163	304,377
Less income taxes	30,182	32,764	32,155	91,871	99,541
Net income	66,039	68,445	66,786	195,292	204,836
Less non-controlling interest expense	234	221	780	246	2,298
Net income attributable to Commerce Bancshares, Inc.	$65,805	$68,224	$66,006	$195,046	$202,538
Net income per common share — basic	$.72	$.75	$.71	$2.14	$2.18
Net income per common share — diluted	$.72	$.75	$.72	$2.14	$2.18

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	June 30, 2013	September 30, 2013	September 30, 2012
ASSETS
Loans	$10,370,155	$10,823,654	$9,638,645
Allowance for loan losses	(166,032)	(163,532)	(175,032)
Net loans	10,204,123	10,660,122	9,463,613
Loans held for sale	8,941	—	8,741
Investment securities:
Available for sale	8,927,815	8,577,282	9,020,951
Trading	14,670	18,295	13,595
Non-marketable	113,470	114,520	117,540
Total investment securities	9,055,955	8,710,097	9,152,086
Short-term federal funds sold and securities purchased under agreements to resell	22,990	87,167	10,475
Long-term securities purchased under agreements to resell	1,200,000	1,150,000	850,000
Interest earning deposits with banks	6,816	267,548	132,144
Cash and due from banks	399,687	594,309	426,742
Land, buildings and equipment — net	352,462	353,473	350,040
Goodwill	125,585	138,676	125,585
Other intangible assets — net	4,517	9,050	5,804
Other assets	529,275	481,855	353,539
Total assets	$21,910,351	$22,452,297	$20,878,769
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$5,811,473	$6,185,098	$5,814,932
Savings, interest checking and money market	9,573,390	9,680,816	9,025,688
Time open and C.D.’s of less than $100,000	1,039,131	1,013,598	1,094,215
Time open and C.D.’s of $100,000 and over	1,472,944	1,338,252	914,795
Total deposits	17,896,938	18,217,764	16,849,630
Federal funds purchased and securities sold under agreements to repurchase	1,620,694	1,760,393	1,257,949
Other borrowings	102,766	105,928	103,744
Other liabilities	183,166	186,726	360,374
Total liabilities	19,803,564	20,270,811	18,571,697
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	458,646	459,647	446,387
Capital surplus	1,094,922	1,104,669	1,033,515
Retained earnings	563,166	610,720	717,138
Treasury stock	(35,771)	(23,528)	(60,644)
Accumulated other comprehensive income	21,864	26,025	166,040
Total stockholders’ equity	2,102,827	2,177,533	2,302,436
Non-controlling interest	3,960	3,953	4,636
Total equity	2,106,787	2,181,486	2,307,072
Total liabilities and equity	$21,910,351	$22,452,297	$20,878,769

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	June 30, 2013		September 30, 2013		September 30, 2012
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$3,253,577	3.07%	$3,415,069	2.96%	$3,018,475	3.39%
Real estate — construction and land	373,359	3.94	398,684	4.07	339,908	4.30
Real estate — business	2,216,876	4.14	2,256,556	4.12	2,182,584	4.39
Real estate — personal	1,664,988	3.97	1,729,473	3.83	1,523,148	4.31
Consumer	1,430,832	4.69	1,472,521	4.53	1,205,318	5.54
Revolving home equity	425,762	3.96	422,173	3.94	444,076	4.17
Consumer credit card	741,793	11.20	752,977	11.33	730,104	11.83
Overdrafts	6,369	—	5,587	—	5,353	—
Total loans (B)	10,113,556	4.34	10,453,040	4.26	9,448,966	4.76
Loans held for sale	9,003	4.05	—	—	8,753	3.86
Investment securities:
U.S. government and federal agency obligations	400,027	5.15	401,708	3.04	329,172	(.07)	(C)
Government-sponsored enterprise obligations	439,075	1.74	427,258	1.74	276,505	1.65
State and municipal obligations (A)	1,634,196	3.61	1,605,096	3.54	1,387,624	3.89
Mortgage-backed securities	3,272,580	2.77	3,027,358	2.86	3,766,602	2.62
Asset-backed securities	3,199,393.91		3,000,250.87		2,878,941	1.10
Other marketable securities (A)	188,267	2.97	180,016	2.92	121,596	4.50
Total available for sale securities (B)	9,133,538	2.33	8,641,686	2.25	8,760,440	2.21
Trading securities (A)	22,355	2.40	15,941	2.41	24,337	2.34
Non-marketable securities (A)	118,888	16.92	114,096	7.10	117,210	7.54
Total investment securities	9,274,781	2.52	8,771,723	2.31	8,901,987	2.29
Short-term federal funds sold and securities purchased under agreements to resell	23,429.48		31,822.44		19,400.49
Long-term securities purchased under agreements to resell	1,200,000	1.94	1,170,381	1.73	847,829	2.31
Interest earning deposits with banks	116,510.26		115,448.24		81,139.20
Total interest earning assets	20,737,279	3.36	20,542,414	3.25	19,308,074	3.49
Non-interest earning assets (B)	1,184,066		1,009,272		1,209,295
Total assets	$21,921,345		$21,551,686		$20,517,369
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$639,747.11		$630,555.14		$581,819.15
Interest checking and money market	8,932,987.14		8,964,018.15		8,401,165.21
Time open & C.D.’s of less than $100,000	1,052,574.63		1,021,242.54		1,101,399.70
Time open & C.D.’s of $100,000 and over	1,464,384.46		1,431,991.43		1,004,708.69
Total interest bearing deposits	12,089,692.22		12,047,806.21		11,089,091.30
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,544,623.07		1,247,906.05		1,217,036.07
Other borrowings	103,019	3.23	103,793	3.27	108,819	3.11
Total borrowings	1,647,642.27		1,351,699.30		1,325,855.32
Total interest bearing liabilities	13,737,334.23%		13,399,505.22%		12,414,946.30%
Non-interest bearing deposits	5,768,455		5,873,013		5,536,274
Other liabilities	228,966		145,430		296,178
Equity	2,186,590		2,133,738		2,269,971
Total liabilities and equity	$21,921,345		$21,551,686		$20,517,369
Net interest income (T/E)	$165,942		$161,074		$159,934
Net yield on interest earning assets		3.21%		3.11%		3.30%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.
(C) Includes ($1.4 million) in inflation income on U.S.Treasury inflation-protected securities in the third quarter of 2012.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2013

For the quarter ended September 30, 2013, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $68.2 million, an increase of $2.4 million over the previous quarter and an increase of $2.2 million compared to the same quarter last year. The increase in net income over the previous quarter resulted mainly from growth in non-interest income of $3.6 million coupled with a decline in the provision for loan losses of $3.2 million and slightly lower non-interest expense. Net interest income declined $4.8 million mainly due to lower inflation income this quarter of $1.9 million on the Company’s inflation-protected government securities, coupled with the reclassification last quarter of $2.6 million to interest income related to the sale of a private equity investment. For the current quarter, the return on average assets was 1.26%, the return on average equity was 12.69%, and the efficiency ratio was 59.72%. On September 1, 2013, the Company completed its acquisition of Summit Bancshares, Inc. adding $207 million in loans and $232 million in deposits.

Balance Sheet Review
During the 3rd quarter of 2013, average loans increased $339.5 million compared to the previous quarter and increased $1.0 billion, or 10.6%, compared to the same period last year. Excluding the effects of the Summit acquisition, loans this quarter increased on average $250.9 million, or 10% annualized, compared to the previous quarter. Exclusive of Summit, the increase in average loans resulted from growth in business (up $119.1 million), construction (up $25.3 million), personal real estate (up $59.3 million) and consumer loans (up $40.6 million, mainly in automobile and fixed rate home equity loans). The increase in business loans mainly resulted from continued growth in tax-advantaged lending, aircraft lending, and leasing activities. Demand for consumer automobile and fixed rate home equity lending remained good as average balances grew by $48.3 million and $19.2 million, respectively. However, average marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by $20.9 million.

Total available for sale investment securities averaged $8.7 billion this quarter, down $660.7 million when compared to the previous quarter. This decline was mainly the result of maturities and pay downs occurring in the quarter which were not reinvested in new securities; due to continued loan growth coupled with a slight decline in average deposits (excluding Summit) this quarter. Purchases of new securities, totaling $211.3 million in the 3rd quarter of 2013, were offset by sales, maturities and pay downs of $567.6 million. At September 30, 2013, the duration of the investment portfolio was 2.7 years, and maturities and pay downs of approximately $1.2 billion are expected to occur during the next 12 months.

Total average deposits increased $62.7 million during the 3rd quarter of 2013 compared to the previous quarter, but included the effects of the Summit acquisition which on average added $72.9 million in deposits this quarter. Exclusive of Summit, average deposits have increased $1.2 billion over the past 12 months on strong growth late in 2012. Exclusive of Summit, average deposits decreased slightly this quarter, resulting mainly from declines in certificates of deposit (decrease of $76.6 million) and personal demand deposits (decrease of $66.9 million) but partly offset by higher business demand accounts (increase of $198.2 million). Compared to the previous quarter, total average commercial deposits increased $242.8 million while private banking and consumer deposits declined $41.7 million and $107.2 million, respectively. The average loans to deposits ratio in the current quarter was 58.3%, compared to 56.7% in the previous quarter.

During the current quarter, the Company’s average borrowings decreased $295.9 million compared to the previous quarter, mainly due to a decline in the average balance of federal funds purchased.

Net Interest Income
Net interest income (tax equivalent) in the 3rd quarter of 2013 amounted to $161.1 million compared with $165.9 million in the previous quarter, or a decrease of $4.9 million. Net interest income (tax equivalent) for the current quarter increased $1.1 million compared to the 3rd quarter of last year. During the 3rd quarter of 2013, the net yield on earning assets (tax equivalent) was 3.11%, compared with 3.21% in the previous quarter and 3.30% in the same period last year.

The decrease in net interest income (tax equivalent) in the 3rd quarter of 2013 compared to the previous quarter was mainly due to a decrease in inflation interest of $1.9 million on the Company’s inflation-protected securities as a result of the lower Consumer Price Indices published this quarter. Inflation income totaled $1.7 million this quarter. Also, in the previous quarter, proceeds from the sale of a private equity investment of $2.6 million were reclassified to interest income. This reclassification had the result of increasing our net interest margin by 5 basis points last quarter. Additionally, premium amortization expense was reduced by $2.0 million this quarter due to an adjustment reflecting slowing prepayment speeds on mortgage-backed securities resulting from an increase in interest rates.

Compared to the previous quarter, interest on loans increased $2.6 million (tax-equivalent) as a result of higher loan volumes but offset by the effects of lower rates, especially on consumer and personal real estate loans. The average yield on the loan portfolio declined 8 basis points this quarter. The average rate earned on investment securities decreased 21 basis points to 2.31% this quarter, largely due to lower interest on inflation-protected securities and the reclassification adjustment made last quarter, mentioned above. However, lower premium amortization expense on mortgage-backed securities helped to increase the overall yield on these securities to 2.86% this quarter. Overall, these rate effects were partially offset by a decline in average securities balances of $503.1 million.

Interest expense on deposits declined $281 thousand in the 3rd quarter of 2013 compared with the previous quarter as overall rates continued to decline slightly.

Non-Interest Income
In the 3rd quarter of 2013, total non-interest income amounted to $106.3 million, an increase of $5.4 million, or 5.3%, compared to the same period last year. Also, current quarter non-interest income increased $3.6 million when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to higher bank card and trust fees.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2013

Total bank card fees in the current quarter increased $4.4 million, or 11.2%, over the same period last year as a result of an 18.2% increase in corporate card fees, which totaled $21.8 million this quarter. Debit card fees also grew by 7.0%, while credit card fees grew 4.7%.

Trust fees for the quarter increased $1.6 million, or 6.9% compared to the same period last year, resulting mainly from continued growth in private client (up 8.9%) and institutional (up 4.8%) trust fees. Deposit account fees increased $324 thousand, or 1.6%, compared to last year as overdraft fees declined by $661 thousand, but were offset by combined growth in corporate cash management and other deposit fees of $985 thousand, or 8.9%. Year to date, overdraft fees have declined $2.8 million mainly as a result of a new posting routine on debit transactions which took effect in late February. Consumer brokerage fees were up 17.6% this quarter compared to the previous year while fees related to swap and foreign exchange activities grew by a combined $1.1 million. Capital market fees declined $1.9 million from the same quarter last year as customer demand for fixed income securities was down from the previous year.

Investment Securities Gains and Losses
Net securities gains totaled $650 thousand compared with $3.2 million in the 3rd quarter of last year. The decline in securities gains this quarter reflected smaller fair value adjustments on the Company’s private equity portfolio compared to the previous year. Securities losses in the 2nd quarter resulted mainly from the reclassification (mentioned above) of $2.6 million in interest received on a private equity investment which was sold in the 2nd quarter and originally recorded as securities gains. In addition, during the 2nd quarter the Company donated appreciated securities and recognized a gain of $1.4 million.

Also during the current quarter, the Company recorded credit-related impairment losses of $330 thousand on certain non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired, compared to losses of $488 thousand in the previous quarter and $557 thousand in the same quarter last year. The cumulative credit-related impairment on these bonds totaled $12.8 million at quarter end. At September 30, 2013, the fair value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $77.4 million, compared to $108.1 million at September 30, 2012.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $156.3 million, an increase of $2.9 million over the same period last year and a decrease of $654 thousand compared to the previous quarter. Compared to the 3rd quarter of last year, salaries and benefits expense increased $2.1 million, or 2.4%, on higher full-time salaries costs (up 4.2%) but lower incentives and benefits. Growth in salaries expense resulted from added staffing mainly in the areas of commercial banking, wealth and commercial card. Full-time equivalent employees totaled 4,728 and 4,707 at September 30, 2013 and 2012, respectively.

Compared to the 3rd quarter of last year, occupancy, equipment and marketing expense declined $1.0 million on a combined basis, mainly due to lower real estate taxes, depreciation and marketing expenditures. Data processing and software costs grew by $708 thousand, or 3.7%, but included a $2.0 million reimbursement on previously incurred servicing costs as part of a renegotiated processing contract. Data processing costs also included expense of $555 thousand related to termination of data processing for Summit Bank. Legal and professional fees increased $1.3 million this quarter over the same period last year, but included $257 thousand in fees related to Summit. Other non-interest expense included a provision of $915 thousand on a letter of credit exposure (in addition to an $898 thousand provision in the previous quarter) and also a litigation provision of $1.0 million. Other operating expenses related to the Summit Bank acquisition were not significant.

Income Taxes
The effective tax rate for the Company was 32.4% in the current quarter, compared with 31.4% in the previous quarter and 32.8% in the 3rd quarter of 2012. The higher rate in the current quarter compared to the previous quarter resulted mainly from changes in the mix of taxable and non-taxable income.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2013 amounted to $6.6 million, compared with $9.4 million in the prior quarter and $9.1 million in the 3rd quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .25% in the current quarter compared to .37% in the previous quarter.

In the 3rd quarter of 2013, annualized net loan charge-offs on average consumer credit card loans amounted to 3.18%, compared with 3.75% in the previous quarter and 3.42% in the same period last year. Consumer loan net charge-offs in the quarter amounted to .56% of average consumer loans, compared to .41% in the previous quarter and .59% in the same quarter last year. The provision for loan losses in the current quarter totaled $4.1 million, a decrease of $3.2 million from the previous quarter and $1.4 million lower than in the same period last year. The current quarter provision for loan losses was $2.5 million less than net loan charge-offs, thereby reducing the allowance for loan losses to $163.5 million. At September 30, 2013 the allowance was 1.51% of total loans and was 432% of total non-accrual loans.

At September 30, 2013, total non-performing assets amounted to $44.8 million, a decrease of $7.7 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($37.8 million) and foreclosed real estate ($7.0 million). At September 30, 2013, the balance of non-accrual loans, which represented .35% of loans outstanding, included business real estate loans of $11.9 million, construction and land loans of $9.0 million and business loans of $11.5 million. Loans more than 90 days past due and still accruing interest totaled $11.5 million at September 30, 2013.

Other
During the quarter the Company purchased approximately 547,000 shares of treasury stock at an average cost of $43.70 per share.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statement.